EXHIBIT 23.3

Miller and Lents, Ltd.

International Oil and Gas Consultants

Twenty-Seventh Floor

1100 Louisiana

Houston, Texas 77002-5216

May 18, 2004

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Re:	Securities and Exchange Commission
Form S-3 Registration Statement

Gentlemen:

The firm of Miller and Lents, Ltd. consents to the incorporation of its report of estimated Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues of XTO Energy Inc. as of December 31, 2003, into the XTO Energy Inc. Form S-3 Registration Statement and to references to our Firm in such registration statement.

Miller and Lents, Ltd. has no interests in XTO Energy Inc. or any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee, or otherwise, connected with XTO Energy Inc. We are not employed by XTO Energy Inc. on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By:	/s/ James C. Pearson
James C. Pearson
Chairman